 Exhibit 99.1

For Immediate Release October 21, 2013	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne Charness (News Media) 401-727-5983

Hasbro Reports Growth in Revenues and Earnings
for the Third Quarter 2013

·	Net revenues for the third quarter 2013 increased 2% to $1.37 billion compared to $1.35 billion in 2012;
·	Revenues grew in International and Entertainment and Licensing segments as well as Girls and Games categories;
·
Operating profit for the third quarter 2013 increased 3% to $255.9 million, or 18.7% of revenues, compared to $249.6 million, or 18.6% of revenues, in 2012;  Reported 2013 operating profit includes $4.1 million pre-tax restructuring and partial pension settlement charges associated with the Company's ongoing Cost Savings Initiative; Excluding those costs, third quarter 2013 operating profit increased 4% to $260.0 million or 19.0% of revenues;

·
Net earnings for the third quarter 2013 were $193.0 million, or $1.46 per diluted share, compared to $164.9 million, or $1.24 per diluted share, in 2012; Reported net earnings include a favorable tax adjustment of $23.6 million, or $0.18 per diluted share, in addition to the restructuring and pension charges;  Excluding both factors, adjusted net earnings for the third quarter 2013 were $172.5 million, or $1.31 per diluted share.

Pawtucket, RI (October 21, 2013) -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the third quarter 2013.  Net revenues for the third quarter increased 2% to $1.37 billion, compared to $1.35 billion in 2012.  Third quarter net revenues include a favorable $3.8 million impact of foreign exchange.

As adjusted, net earnings for the third quarter 2013 increased 5% to $172.5 million, or $1.31 per diluted share, versus $164.9 million, or $1.24 per diluted share, in 2012.  As reported, net earnings for the third quarter 2013 were $193.0 million, or $1.46 per diluted share.  These include a favorable tax adjustment of $23.6 million, or $0.18 per diluted share, as well as pre-tax restructuring and partial pension settlement charges of $4.1 million, or $0.03 per diluted share, associated with the Company's Cost Savings Initiative.

"Our brand initiatives for holiday 2013 are resonating with consumers and retailers globally as we enter the all important fourth quarter," said Brian Goldner, Hasbro's President and Chief Executive Officer.  "In addition to our innovative holiday launches, our expanded presence in faster growing geographies is delivering growth, including emerging markets growth of 22% in the third quarter.  We've also streamlined our organization and focused on the opportunities within our franchise and partner brand portfolio which offer the greatest long-term potential across our global brand blueprint.  These strategic steps are increasingly important as we continue to operate in a challenging consumer environment in developed economies."

Third Quarter 2013 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q3 2013	Q3 2012	% Change	Q3 2013	Q3 2012	% Change
U.S. and Canada	$735.6	$774.5	-5%	$147.0	$154.2	-5%
International	$582.7	$524.1	+11%	$105.7	$85.5	+24%
Entertainment and Licensing	$48.6	$43.1	+13%	$7.6	$10.7	-29%

Note:  Third quarter 2013 restructuring and pension charges are in Corporate and Eliminations.  See attached table: Supplemental Financial Data, Restructuring and Pension Settlement Charges – by Segment.

U.S. and Canada segment net revenues were $735.6 million compared to $774.5 million in 2012.  The results reflect growth in the Girls category and a flat Games category offset by declines in the Boys and Preschool categories.  The U.S. and Canada segment reported operating profit of $147.0 million compared to $154.2 million in 2012.

International segment net revenues increased 11% to $582.7 million compared to $524.1 million in 2012.  Net revenues in the International segment include a favorable $5.0 million impact of foreign exchange.  Revenues in Europe, Latin America and Asia Pacific grew in the quarter, including 22% growth in emerging markets.  Additionally, the Games, Girls and Preschool categories were up in the third quarter.  The International segment reported 24% operating profit growth to $105.7 million compared to $85.5 million in 2012.

Entertainment and Licensing segment net revenues increased 13% to $48.6 million compared to $43.1 million in 2012, primarily driven by higher entertainment revenues as well as the addition of Backflip Studios to the segment.  The Entertainment and Licensing segment reported operating profit of $7.6 million compared to $10.7 million in 2012.  Segment profitability was impacted by the acquisition of Backflip Studios in July 2013.

Third Quarter 2013 Product Category Performance

	Net Revenues ($ Millions)
	Q3 2013	Q3 2012	% Change	YTD 2013	YTD 2012	% Change
Boys	$392.0	$471.1	-17%	$888.5	$1,163.0	-24%
Games	$387.4	$365.7	+6%	$873.8	$763.5	+14%
Girls	$388.7	$302.3	+29%	$652.9	$499.7	+31%
Preschool	$202.2	$206.0	-2%	$385.2	$379.3	+2%

For the third quarter 2013, net revenues in the Boys category decreased 17% to $392.0 million.  TRANSFORMERS and STAR WARS revenues grew in the quarter; however, several brands, including MARVEL and BEYBLADE, continued to face difficult comparisons with 2012.

The Games category posted its fourth consecutive quarter of growth, increasing revenues 6% in the third quarter 2013 versus last year.  MAGIC: THE GATHERING, JENGA, the ELEFUN & FRIENDS collection and the launch of the new TELEPODS gaming platform, featuring the ANGRY BIRDSTM STAR WARS® II game, were among the brands which posted higher revenues in the quarter.

The Girls category posted its fifth straight quarter of growth, increasing 29% in the third quarter.  FURBY, MY LITTLE PONY, including the highly successful launch of MY LITTLE PONY EQUESTRIA GIRLS, and the launch of NERF REBELLE contributed to the continued growth in the Girls category.

The Preschool category declined 2% in the quarter despite growth in PLAY-DOH, SESAME STREET and TRANSFORMERS RESCUE BOTS products.

Cost Savings Initiative

As previously announced, the Company is undertaking a cost savings initiative designed to better align resources and costs while targeting $100 million in annual savings by 2015.

During the third quarter 2013, the Company incurred $4.1 million in pre-tax restructuring and partial pension settlement charges, or $0.03 per diluted share, associated with this initiative.  Pre-tax restructuring charges in the quarter were $3.0 million and partial pension settlement charges were $1.1 million.

The Company continues to expect full-year restructuring charges to be as much as $35 million, prior to pension charges.  Year-to-date, the Company recorded $32.0 million in restructuring charges.

Potential additional pension settlement charges could be $3 to $5 million dependent on the amount and type of benefit payments pension participants request during the remainder of 2013.  Year-to-date, pre-tax pension settlement charges are $3.5 million.

The expectation for gross savings in 2013 continues to be $45 to $48 million, resulting in expected net savings of $13 to $15 million for the full-year, prior to pension charges.

Dividend and Share Repurchase

Year-to-date, the Company has paid $104.2 million in cash dividends to shareholders, including $52.0 million in the third quarter.   As announced on August 1, the next quarterly cash dividend of $0.40 per common share will be payable on November 15, 2013 to shareholders of record at the close of business on November 1, 2013.

Also announced on August 1, the Board of Directors authorized the Company to repurchase an additional $500 million of its common stock.  During the third quarter 2013, the Company repurchased a total of 643,559 shares of common stock at a total cost of $30.0 million and an average price of $46.62 per share.  At quarter end, the Company had repurchased a total of 1.93 million shares of common stock year-to-date and $541.8 million remained available in the current share repurchase authorizations.

Conference Call Webcast

 Hasbro will webcast its third quarter 2013 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro's web site approximately 2 hours following completion of the call.  Additionally, presentation slides associated with today's conference call are available on Hasbro's website at http://investor.hasbro.com.

About Hasbro, Inc.

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP.  From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company's Hasbro Studios develops and produces television programming for more than 170 markets around the world, and for the U.S. on Hub Network, part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK). Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.

© 2013 Hasbro, Inc. All Rights Reserved.

HAS-E

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company's potential performance in the future, including with respect to its planned cost savings initiative and profitability, and the Company's ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company's costs; (ii) downturns in economic conditions affecting the Company's markets which can negatively impact the Company's retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company's products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company's costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company's net revenues and earnings, and significantly impact the Company's costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company's customers or changes in their purchasing or selling patterns; (viii) greater than expected costs, or unexpected delays or difficulties, associated with Hub Network, Hasbro Studios, or the creation of new content to appear on Hub Network and elsewhere; (ix) consumer interest in and acceptance of Hub Network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (x) the inventory policies of the Company's retail customers, including retailers' potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (xi) delays, increased costs or difficulties associated with any of our or our partners' planned digital applications or media initiatives; (xii) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xiii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiv) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xv) concentration of manufacturing for many of the Company's products in the People's Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xvi) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvii) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company's products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission ("SEC") filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

This press release also includes the Company's 2013 and 2012 costs and expenses, operating profit, net earnings and diluted earnings per share excluding the impact of restructuring and pension settlement charges and 2013 net earnings and diluted earnings per share excludes a benefit from a tax exam settlement. Management believes that presenting this data excluding these charges and tax benefit assists investors' understanding of the underlying performance of the results of operations.

# # #
(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	Sept. 29, 2013	Sept. 30, 2012
ASSETS
Cash and Cash Equivalents	$588,668	$696,733
Accounts Receivable, Net	1,215,289	1,195,517
Inventories	447,113	463,433
Other Current Assets	346,215	263,297
Total Current Assets	2,597,285	2,618,980
Property, Plant and Equipment, Net	231,199	217,636
Other Assets	1,761,661	1,609,671
Total Assets	$4,590,145	$4,446,287

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$212,926	$264,745
Current Portion of Long-term Debt	430,424	-
Payables and Accrued Liabilities	939,082	861,874
Total Current Liabilities	1,582,432	1,126,619
Long-term Debt	959,895	1,398,906
Other Liabilities	410,672	393,873
Total Liabilities	2,952,999	2,919,398
Redeemable Noncontrolling Interests	47,269	-
Total Shareholders' Equity	1,589,877	1,526,889
Total Liabilities, Redeemable Noncontrolling Interests an Shareholders' Equity	$4,590,145	$4,446,287

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Quarter Ended				Nine Months Ended
(Thousands of Dollars and Shares Except Per Share Data)	Sept. 29, 2013	% Net Revenues	Sept. 30, 2012	% Net Revenues	Sept. 29, 2013	% Net Revenues	Sept. 30, 2012	% Net Revenues
Net Revenues	$1,370,348	100.0%	$1,345,137	100.0%	$2,800,384	100.0%	$2,805,454	100.0%
Costs and Expenses:
Cost of Sales	568,582	41.5%	586,516	43.6%	1,136,724	40.6%	1,155,536	41.2%
Royalties	86,783	6.3%	89,224	6.6%	186,404	6.7%	212,551	7.6%
Product Development	59,366	4.3%	48,472	3.6%	154,455	5.5%	143,511	5.1%
Advertising	136,487	10.0%	134,997	10.0%	277,278	9.9%	279,339	10.0%
Amortization of Intangibles	14,224	1.0%	12,636	0.9%	37,677	1.3%	34,792	1.2%
Program Product Cost Amortization	17,991	1.3%	12,794	1.0%	34,023	1.2%	25,950	0.9%
Selling, Distribution and Administration	231,045	16.9%	210,876	15.7%	633,238	22.6%	602,145	21.5%
Operating Profit	255,870	18.7%	249,622	18.6%	340,585	12.2%	351,630	12.5%
Interest Expense	22,812	1.7%	23,043	1.7%	68,016	2.4%	68,568	2.4%
Other (Income) Expense, Net	1,599	0.1%	1,630	0.1%	6,527	0.3%	3,320	0.1%
Earnings before Income Taxes	231,459	16.9%	224,949	16.8%	266,042	9.5%	279,742	10.0%
Income Taxes	39,169	2.9%	60,097	4.5%	43,943	1.6%	74,042	2.7%
Net Earnings	192,290	14.0%	164,852	12.3%	222,099	7.9%	205,700	7.3%
Net Loss Attributable to Noncontrolling Interests	(731)	-0.1%	-	0.0%	(731)	-0.1%	-	0.0%
Net Earnings Attributable to Hasbro, Inc.	$193,021	14.1%	$164,852	12.3%	$222,830	8.0%	$205,700	7.3%

Per Common Share
Net Earnings Attributable to Hasbro, Inc.
Basic	$1.48		$1.26		$1.71		$1.58
Diluted	$1.46		$1.24		$1.69		$1.56

Cash Dividends Declared	$0.40		$0.36		$1.20		$1.08

Weighted Average Number of Shares
Basic	130,253		130,619		129,972		130,146
Diluted	131,845		132,483		131,573		132,039

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
(Thousands of Dollars)	Sept. 29, 2013	Sept. 30, 2012
Cash Flows from Operating Activities:
Net Earnings	$222,099	$205,700
Non-cash Adjustments	168,429	152,201
Changes in Operating Assets and Liabilities	(343,211)	(214,285)
Net Cash Provided by Operating Activities	47,317	143,616

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(78,246)	(74,896)
Investments and Acquisitions, Net of Cash Acquired	(109,955)	-
Other	3,121	2,558
Net Cash Utilized by Investing Activities	(185,080)	(72,338)

Cash Flows from Financing Activities:
Net (Repayments of) Proceeds from Short-term Borrowings	(11,235)	83,380
Purchases of Common Stock	(86,972)	(15,079)
Stock-based Compensation Transactions	87,172	49,182
Dividends Paid	(104,164)	(132,231)
Net Cash Utilized by Financing Activities	(115,199)	(14,748)

Effect of Exchange Rate Changes on Cash	(8,071)	(1,485)

Cash and Cash Equivalents at Beginning of Year	849,701	641,688
Cash and Cash Equivalents at End of Period	$588,668	$696,733

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Nine Months Ended
	Sept. 29, 2013	Sept. 30, 2012	% Change	Sept. 29, 2013	Sept. 30, 2012	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$735,619	$774,539	-5%	$1,466,921	$1,510,112	-3%
Operating Profit	146,991	154,239	-5%	243,738	229,578	6%
Operating Margin	20.0%	19.9%		16.6%	15.2%

International Segment:
External Net Revenues	582,676	524,144	11%	1,212,665	1,174,366	3%
Operating Profit	105,663	85,498	24%	115,951	110,265	5%
Operating Margin	18.1%	16.3%		9.6%	9.4%

Entertainment and Licensing Segment:
External Net Revenues	48,637	43,066	13%	114,747	115,618	-1%
Operating Profit	7,625	10,722	-29%	16,622	26,652	-38%
Operating Margin	15.7%	24.9%		14.5%	23.1%

Net Revenues by Product Category
Boys	$392,014	$471,125	-17%	$888,494	$1,162,958	-24%
Games	387,450	365,714	6%	873,774	763,460	14%
Girls	388,696	302,304	29%	652,889	499,731	31%
Preschool	202,188	205,994	-2%	385,227	379,305	2%
Total Net Revenues	$1,370,348	$1,345,137		$2,800,384	$2,805,454

International Segment Net Revenues by Major Geographic Region
Europe	$376,648	$345,281	9%	$755,097	$751,547	<1%
Latin America	131,914	115,342	14%	260,443	237,090	10%
Asia Pacific	74,114	63,521	17%	197,125	185,729	6%
Total	$582,676	$524,144		$1,212,665	$1,174,366

Reconciliation of EBITDA
Net Earnings Attributable to Hasbro, Inc.	$193,021	$164,852		$222,830	$205,700
Net Loss Attributable to Noncontrolling Interests	(731)	-		(731)	-
Interest Expense	22,812	23,043		68,016	68,568
Income Taxes	39,169	60,097		43,943	74,042
Depreciation	32,345	31,374		75,526	75,113
Amortization of Intangibles	14,224	12,636		37,677	34,792
EBITDA	$300,840	$292,002		$447,261	$458,215

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RESTRUCTURING AND PENSION SETTLEMENT CHARGES
(Unaudited)
(Thousands of Dollars)

Operating Profit, Excluding Restructuring and Pension Settlement Charges
Quarter Ended September 29, 2013	As Reported	Less Restructuring and Pension Settlement Charges	Excluding Restructuring and Pension Settlement Charges	% Net Revenues
Net Revenues	$1,370,348	$-	$1,370,348	100.0%
Costs and Expenses:
Cost of Sales	568,582	-	568,582	41.5%
Royalties	86,783	-	86,783	6.3%
Product Development	59,366	-	59,366	4.3%
Advertising	136,487	-	136,487	10.0%
Amortization of Intangibles	14,224	-	14,224	1.0%
Program Production Cost Amortization	17,991	-	17,991	1.3%
Selling, Distribution and Administration	231,045	(4,093)	226,952	16.6%
Operating Profit	$255,870	$(4,093)	$259,963	19.0%

Nine Months Ended September 29, 2013	As Reported	Less Restructuring and Pension Settlement Charges	Excluding Restructuring and Pension Settlement Charges	% Net Revenues
Net Revenues	$2,800,384	$-	$2,800,384	100.0%
Costs and Expenses:
Cost of Sales	1,136,724	(8,493)	1,128,231	40.3%
Royalties	186,404	-	186,404	6.7%
Product Development	154,455	(3,515)	150,940	5.4%
Advertising	277,278	-	277,278	9.9%
Amortization of Intangibles	37,677	-	37,677	1.3%
Program Production Cost Amortization	34,023	-	34,023	1.2%
Selling, Distribution and Administration	633,238	(23,473)	609,765	21.8%
Operating Profit	$340,585	$(35,481)	$376,066	13.4%

Nine Months Ended September 30, 2012	As Reported	Less Restructuring and Pension Settlement Charges	Excluding Restructuring and Pension Settlement Charges	% Net Revenues
Net Revenues	$2,805,454	$-	$2,805,454	100.0%
Costs and Expenses:
Cost of Sales	1,155,536	(2,764)	1,152,772	41.1%
Royalties	212,551	-	212,551	7.6%
Product Development	143,511	(2,479)	141,032	5.0%
Advertising	279,339	-	279,339	10.0%
Amortization of Intangibles	34,792	-	34,792	1.2%
Program Production Cost Amortization	25,950	-	25,950	0.9%
Selling, Distribution and Administration	602,145	(5,887)	596,258	21.3%
Operating Profit	$351,630	$(11,130)	$362,760	12.9%

NOTE: There were no restructuring or pension settlement charges included in the reported amounts for the quarter ended September 30, 2012.

Net Earnings and Earnings per Share Excluding Restructuring Charges, Pension Settlement Charges and Benefit from Settlement of Tax Exams

	Quarter Ended
	Sept. 29, 2013	Diluted Per Share Amount	Sept. 30, 2012	Diluted Per Share Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$193,021	$1.46	$164,852	$1.24
Restructuring Charges, Net of Tax	2,447	0.02	-	-
Pension Settlement Charges, Net of Tax	679	0.01	-	-
2013 Benefit from Tax Exam Settlement	(23,637)	(0.18)	-	-
Net Earnings Attributable to Hasbro, Inc. as Adjusted	$172,510	$1.31	$164,852	$1.24

	Nine Months Ended
	Sept. 29, 2013	Diluted Per Share Amount	Sept. 30, 2012	Diluted Per Share Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$222,830	$1.69	$205,700	$1.56
Restructuring Charges, Net of Tax	21,224	0.16	7,675	0.06
Pension Settlement Charges, Net of Tax	2,469	0.02	-	-
2013 Benefit from Tax Exam Settlement	(23,637)	(0.18)	-	-
Net Earnings Attributable to Hasbro, Inc. as Adjusted	$222,886	$1.69	$213,375	$1.62

Restructuring and Pension Settlement Charges – by Segment	Quarter Ended		Nine Months Ended
	Sept. 29, 2013	Sept. 30, 2012	Sept. 29, 2013	Sept. 30, 2012
U.S. and Canada Segment	$-	$-	$-	$2,444
International Segment	-	-	-	1,628
Entertainment and Licensing Segment	-	-	1,729	555
Global Operations Segment	-	-	-	4,307
Corporate and Eliminations	4,093	-	33,752	2,196
Total Restructuring and Pension Settlement Charges	$4,093	$-	$35,481	$11,130